Exhibit 10.15
Justworks, Inc.
Executive Severance Policy
Term
This Executive Severance Policy (the “Policy”) was adopted on September 15, 2020 and amended and restated on December 14, 2021, to be effective as of immediately prior to an initial public offering or direct listing of the Company’s equity securities (“IPO”) until amended or terminated by the Board of Directors of Justworks, Inc. (the “Board”) in accordance with the terms hereof. To the extent an IPO does not occur on or prior to June 30, 2022, the amendment and restatement on December 14, 2021 shall not be effective and the Policy, as in effect immediately prior to such amendment and restatement, shall continue in full force and effect.
Certain capitalized terms are defined in the “Definitions” section below.
Eligibility
Employees of the Company who have the title of Vice President and above who have received a Participation Notice from the Company in substantially the same form as Exhibit A attached hereto and have executed and returned such Participant Notice to the Company (each, a “Participant”).
Notice Period
The Company intends to provide a Participant with one month’s advance notice of a Termination Without Cause. Alternatively, the Company may choose to effect a Termination Without Cause by providing less than one month’s notice, in which case the Company will pay the Participant the base salary that the Participant would have earned during the foregone notice period.
In the event of a Participant’s resignation, the Company requests that the Participant provide the Company with one month’s advance notice.
Conditions to Receive Severance Benefits
As a condition to receipt of any severance benefits pursuant this Policy, a Participant must:
•Sign (and not revoke) a general release of all claims in a form provided by the Company by the deadline specified by the Company which will in no event be later than fifty days after a Participant’s employment terminates,
•Continue to comply with the provisions of any Employee Proprietary Information, Inventions and Non-Competition Agreement between the Participant and the Company and any similar agreement containing restrictive covenants in favor of the Company between the Participant and the Company (each, as applicable, a “PIIA”), and
•If requested by the Board, immediately resign as a member of the Board and as a member of the board of directors of any subsidiaries of the Company and, if requested by the Administrator, immediately resign as an officer or other similar position at the Company or any of subsidiaries of the Company.

For avoidance of doubt, no severance benefits will be paid unless the release referred to above becomes effective. In the event a Participant breaches his or her PIIA, the Company’s obligation to provide severance benefits will end and no further severance benefits will be paid or provided.
Severance Benefits
If a Participant is subject to an Involuntary Termination and the Participant satisfies the conditions to receive severance benefits described above, the Participant shall receive the following severance benefits:
•Severance Payments: Cash severance payments with an aggregate value equal to 50% of the sum of (a) Participant’s annual base salary and (b) target annual cash bonus, at the rate in effect at the time of the Involuntary Termination, payable in six (6) equal monthly installments on the first payroll date of each month.
•Pro-Rated Bonus: A pro rata portion of the Participant’s target bonus for the fiscal year in which the Involuntary Termination occurs based on number of days worked in such fiscal year (including the notice period), payable in a lump sum.
•Stipend: A $10,000 benefits stipend, payable in a lump sum.
•Health Benefits (US only): Reimbursement of the Participant’s COBRA premiums (to the extent the Participant is eligible for and timely elects continued health insurance coverage under COBRA) for a period of 6 months following the month in which the Involuntary Termination occurs.
•Extended Post-Termination Exercise Period: The post-termination exercise period applicable to the Participant’s stock options (to the extent vested and outstanding as of the Participant’s termination date) will be extended so that the Participant shall be able to exercise such stock options until the earlier of (1) the date two years after the Participant’s termination date or (2) the expiration date of the option, subject to earlier termination pursuant to Section 8(b) of the Company’s 2018 Stock Plan, Section 9 of the Company’s 2012 Stock Incentive Plan or Article VIII of the Company’s 2022 Incentive Award Plan, as applicable (and any similar provisions of any successor equity plan thereto). Notwithstanding the foregoing, this benefit will not apply to any stock option outstanding on the effective date of this Policy that is intended to be an “incentive stock option” under the federal tax laws.
•Double Trigger: Unless the Company provides otherwise when an equity award is granted, if an Involuntary Termination occurs within three months prior to, or twenty-four months following, a Change in Control, 100% of the unvested portion of each outstanding equity award that the Participant holds as of the Involuntary Termination will vest and, if applicable, become exercisable.
All cash severance benefits will be paid or commence within sixty days after a Participant’s Involuntary Termination and once they commence, will include any unpaid amounts accrued from the date of the Participant’s Involuntary Termination. If such sixty day period spans calendar years, then payment will in any event be made or commence in the second calendar year.

For avoidance of doubt, if a Participant is subject to an Involuntary Termination that occurs within three months prior to a Change in Control, the portion of the Participant’s then-outstanding and unvested equity awards that is eligible to vest and become exercisable pursuant to the Double Trigger will remain outstanding for three months or through the occurrence of a Change in Control, whichever is sooner, so that any additional benefits due pursuant to the Double Trigger may be provided if a Change in Control occurs within three months after the Participant’s Involuntary Termination, provided that in no event will any of Participant’s stock options remain outstanding beyond the option’s maximum term to expiration. If a Change in Control does not occur within three months after an Involuntary Termination, any unvested portion of the Participant’s equity awards that remained outstanding following Participant’s Involuntary Termination will immediately and automatically be forfeited.
Tax Matters
•All payments and benefits pursuant to this Policy are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
•The Company intends that all payments and benefits provided pursuant to this Policy are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent.
•For purposes of Code Section 409A, each payment, installment or benefit payable under this Policy is hereby designated as a separate payment.
•If the Company determines that a Participant is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Participant’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from the Participant’s Separation or (B) the date of the Participant’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.
•In the event that any payment or benefit received or to be received by the Participant pursuant to this Policy or otherwise (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code (the “Excise Tax”) due to the characterization of such Payments as an excess parachute payment under Section 280G of the Code, then, notwithstanding the other provisions of this Policy or otherwise, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Participant. For purposes of this paragraph, if the Payments must be reduced, then such Payments shall be reduced in such manner (and in such order) as determined by the Company in good faith based on determinations of the 280G Advisor (as defined below), subject to compliance with Section 409A of the Code.
•Upon the occurrence of any event that would give rise to any Payments (an “Event”), the Company shall request a determination to be made in connection with the Event by a nationally recognized independent public accounting firm or other third party advisor with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “280G Advisor”) of the amount and type of such Payments which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the 280G Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the 280G Advisor such information and documents as the 280G Advisor may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the 280G Advisor may reasonably charge in connection with its services contemplated by this paragraph. In the event that, following the payment of any Payment(s), it is determined that a greater reduction in the Payment(s) than initially determined by the 280G Advisor should have been made to implement the objectives and intent of this paragraph, the excess amount shall be returned immediately by the Participant to the Company (or the applicable payor).
•Any determination related to the Payments, the Excise Tax or any reduction in the Payments as described herein made by the Company in good faith based on the determinations of the 280G Advisor shall be final, binding and conclusive on the applicable Participant and all other persons or entities.
Other Considerations
•The Administrator shall have the exclusive discretion and authority to construe and interpret the Policy and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Policy, including, but not limited to, the eligibility to participate in the Policy and the amount of benefits paid under the Policy. The rules, interpretations, computations and other actions of the Administrator shall be binding and conclusive on all persons.
•Nothing contained in this Policy shall (a) confer upon any Participant any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of the Participant’s employment with the Company.
•This Policy is unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.
•This Policy is intended to be a welfare benefit plan under ERISA. Certain information required by ERISA is included on Exhibit B.
•This Policy is governed by ERISA and, to the extent applicable, the laws of the State of New York.
•This Policy may be amended or terminated by the Board in its discretion; provided that, notwithstanding the foregoing, the Board may not amend the Policy in any manner that is adverse to any Participant, or terminate the Policy, at any time within the two-year period following a Change in Control.
Definitions
•“Administrator” means the Company’s Board of Directors or any committee thereof duly authorized by the Board to administer the Policy.

•“Cause” means (i) a conviction of, a plea of nolo contendere or a guilty plea by a Participant (A) to an act of fraud, misappropriation or embezzlement, or (B) to a felony which is materially injurious to the Company; (ii) an act of gross negligence or willful misconduct which the Administrator reasonably determines to be materially injurious to the Company; (iii) a Participant’s material breach of any agreement between the Participant and the Company or failure to comply with the Company’s material policies or rules; (iv) a Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; or (v) a Participant’s continuing failure to perform assigned duties after receiving written notification of the failure from the Administrator.
•“Change in Control” shall mean the consummation of any transaction or series of related transactions (including the acquisition of the Company by another entity and any reorganization, merger, consolidation or share exchange, but excluding the sale of stock by the Company in a bona fide financing transaction) that results in the holders of record of the Company's capital stock immediately prior to the transaction or related transactions holding less than 50% of the voting power of the Company or acquiring company, as applicable, immediately after the transaction or related transactions, or which results in the sale of all or substantially all of the assets of the Company or in the exclusive license of all or substantially all of the intellectual property of the Company.
•“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
•“Company” means Justworks, Inc. and any of its subsidiaries.
•“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
•“Involuntary Termination” means a Termination Without Cause or a Resignation for Good Reason.
•“Resignation for Good Reason” means a Separation as a result of a Participant’s resignation from employment after one of the following conditions has come into existence without the Participant’s consent: (i) a material diminution by the Company in the nature or scope of the Participant’s responsibilities, duties or authority with the Company (at the time of the termination), provided that, following a Change in Control, a material diminution in the Participant’s responsibilities, duties or authority shall not exist if, following such Change in Control, the Participant has substantially the same responsibilities, duties and authority with respect to the subsidiary, division or business unit represented by the Company’s business as the Participant had prior to such Change in Control, (ii) the Company’s material failure to provide the Participant with the compensation and benefits in accordance with the terms and conditions of the Participant’s employment offer letter, or (iii) the Participant’s reassignment to a principal place of employment more than 50 miles away from the closer of the Company’s principal place of employment and the Participant’s residence. A Participant’s resignation will not be considered a Resignation for Good Reason unless the Participant gives the Company written notice of the condition constituting grounds for a Resignation for Good Reason within 90 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving the Participant’s written notice and the Participant’s resignation is effective within 30 days after expiration of the cure period.

•“Separation” means a “separation from service” as defined in the regulations under Code Section 409A.
•“Termination Without Cause” means a Separation as a result of the termination of a Participant’s employment by the Company without Cause and not as a result of the Participant’s death or disability.

EXHIBIT A
JUSTWORKS, INC.
EXECUTIVE SEVERANCE POLICY
PARTICIPATION NOTICE

To:

Date:
Justworks, Inc. (the “Company”) has adopted the Justworks, Inc. Executive Severance Policy (the “Policy”). The Company is providing you with this Participation Notice to inform you that you have been designated as a Participant in the Policy. A copy of the Policy is attached to this Participation Notice. The terms and conditions of your participation in the Policy are as set forth in the Policy and this Participation Notice, which together also constitutes a summary plan description of the Policy.
The Policy supersedes any and all severance or change in control benefits payable to you as set forth in any agreement, including offer letters, with the Company entered into prior to the date hereof.
[Notwithstanding the terms of the Policy:

Please return to the Company’s Chief Operating Officer or General Counsel a copy of this Participation Notice signed by you. In order to become effective, this Participation Notice must be returned within ten days following its transmission to you. Please retain a copy of this Participation Notice, along with the Policy document, for your records.

JUSTWORKS, INC.

By:
Name:
Its:

Acknowledged and Agreed:

By:
Name:
Title:
A-1

EXHIBIT B
Claims Procedures
Initial claims. A Participant who believes he or she is entitled to a payment under this Policy that has not been received may submit a written claim for benefits to the Administrator within 60 days after the Participant’s termination.
•Claims should be addressed and sent to: Justworks, Inc., c/o General Counsel, PO Box 7119, Church St. Station, New York, NY 10008. If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written or electronic notice of the denial of the Participant's claim will contain the following information in a manner to be understood by the Claimant:
o    the specific reason or reasons for the denial of the Participant’s claim
o    references to the Policy on which denial of the Participant’s claim was based
o    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
o    a description of the Policy’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
•Appeal of Denied Claims. If the Participant's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
o    Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
▪The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
▪The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
▪The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

•Administrator’s Response to Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator's receipt of the Participant's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator's receipt of the Participant's written claim for review. The Administrator's decision on the Participant's claim for review will be communicated to the Participant in writing or electronically and will clearly state:
o    the specific reason or reasons for the denial of the Participant's claim;
o    reference to the specific Policy provisions on which the denial of the Participant's claim is based;
o    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Policy and all documents, records, and other information relevant to his or her claim for benefits; and
o    a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.
•Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Policy. As to such claims and disputes:
o    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Policy under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
o    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.